Exhibit (a)(44)

Stratasys Board of Directors Unanimously Rejects

Nano Dimension’s $25.00 Revised Partial Tender Offer

Urges Shareholders NOT to Tender into Nano’s Coercive Partial Tender Offer, to Withdraw Any Shares Previously Tendered AND to Contact Their Broker and Instruct Them to File a Notice of Objection

Urges Shareholders to Vote on the WHITE Proxy Card “FOR”

the Re-Election of the Stratasys Slate of Directors

MINNEAPOLIS & REHOVOT, Israel – July 19, 2023 – Stratasys Ltd. (Nasdaq: SSYS) (the “Company”), a leader in polymer 3D printing solutions, today announced that its Board of Directors (the “Board”), after consultation with its independent financial and legal advisors, unanimously determined that the revised partial tender offer announced by Nano Dimension Ltd. (Nasdaq: NNDM) (“Nano”) on July 18, 2023 to acquire ordinary shares of Stratasys for $25.00 per share in cash is misleading, illusory, continues to significantly undervalue the Company as a whole and is NOT in the best interests of all Stratasys shareholders.

The Stratasys Board Urges Shareholders NOT TO TENDER Their Shares, to Withdraw Any Shares That Have Already Been Tendered, AND to File a Notice of Objection

The Stratasys Board reminds shareholders of the facts:

●	Partial tender offers by nature can be extremely misleading and value-destructive to shareholders, and Nano’s partial tender means Stratasys shareholders who tender their shares may have as few as approximately 40% of their shares purchased, assuming full participation in the offer. Therefore, shareholders risk becoming a minority shareholder in a Nano-controlled company by tendering into Nano’s partial tender offer.

●	The partial tender offer implies a blended value of approximately $16 to $19 per share or less[1], assuming full participation in the offer, given that Stratasys being controlled by Nano is likely to lead to Stratasys shareholders’ remaining shares trading at a heavily discounted level, which could be approximately $9 to $15 per share or less[2].

●	Nano has a track record of value destruction and trades at negative firm value under Nano CEO Yoav Stern’s leadership. In addition to Yoav Stern’s misleading claims about Stratasys, he is not qualified to manage Stratasys. Since Yoav Stern’s appointment, Nano has spent more than $500 million in cash and increased its revenue by only $44 million.

[1]	Assuming all Stratasys shareholders except Nano tender their aggregate 58.9mm shares and maximum of 25.3mm shares purchased as per Nano tender offer (~40% total shares tendered), leaving 33.6mm shares not purchased (~60% total shares tendered); Calculation based on blended value of shares tendered to Nano at $25 per share and illustrative value of remaining SSYS shares (see note 2 below).
[2]	Assuming for illustrative purposes $14.88 unaffected Stratasys share price as of 5/24/2023 before announcement of the transaction with Desktop Metal at the upper end and ~40% discount to Stratasys unaffected price of $14.88 implying ~$9 per share at the low end. The ~40% discount applied is calculated on the basis of the average 2023 YTD discount of Nano’s share price to its per share value of cash and investments

●	If the partial tender offer is successful, Nano and Yoav Stern may not be incentivized to act in the best interest of minority shareholders of Stratasys, and Nano could block any future transaction that might maximize value for Stratasys and its minority shareholders.

To deliver a Notice of Objection, CONTACT YOUR BROKER and instruct them to deliver a Notice of Objection on your behalf. If you have already tendered your shares, you can still withdraw them.

Stratasys has received feedback from many shareholders and brokers that the unfair, coercive offer process constructed by Nano makes it difficult and confusing for shareholders that own Stratasys shares beneficially (as do a vast majority of Stratasys shareholders) to file a Notice of Objection. Stratasys has informed Nano, its tender offer agents and the Israeli courts that this process must be fixed so it is equally as accessible and easy for a beneficial owner of Stratasys shares to file a Notice of Objection as it is to tender shares into Nano’s partial tender offer.

Stratasys 2023 Annual General Meeting of Shareholders

In addition, in connection with Stratasys’ 2023 Annual General Meeting of Shareholders, to be held on August 8, 2023, Nano has nominated an unqualified slate of director candidates as part of its campaign to acquire control of Stratasys. In addition, Nano’s slate of director candidates has presided over serious corporate governance failings and value destruction.

On the contrary, Stratasys’ slate of director candidates is highly qualified, truly independent and purpose-built. Stratasys’ Board is highly focused on maximizing shareholder value and engages with multiple industry participants for the benefit of all Stratasys shareholders.

The Stratasys Board unanimously recommends that Stratasys shareholders vote on the WHITE proxy card “FOR” the re-election of the Stratasys Slate, consisting of the eight highly qualified current members of Stratasys’ Board.

Advisors

J.P. Morgan is acting as exclusive financial advisor to Stratasys, and Meitar Law Offices and Wachtell, Lipton, Rosen & Katz are serving as legal counsel.

Additional Information

The full basis for the Board’s unanimous recommendation is set forth in an amendment to Stratasys’ Schedule 14D-9 filed today with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the amended Schedule 14D-9 may also be obtained on the Company’s website at https://www.stratasys.com/en/ or by contacting Morrow Sodali LLC toll-free at (800) 662-5200 or (203) 658-9400 or via email at SSYS@info.morrowsodali.com.

Visit www.NextGenerationAM.com for additional information about how Stratasys shareholders can deliver a Notice of Objection to protect their investment and vote the WHITE proxy card “FOR” the re-election of Stratasys’ directors.

About Stratasys

Stratasys is leading the global shift to additive manufacturing with innovative 3D printing solutions for industries such as aerospace, automotive, consumer products, healthcare, fashion and education. Through smart and connected 3D printers, polymer materials, a software ecosystem, and parts on demand, Stratasys solutions deliver competitive advantages at every stage in the product value chain. The world’s leading organizations turn to Stratasys to transform product design, bring agility to manufacturing and supply chains, and improve patient care.

To learn more about Stratasys, visit www.stratasys.com, the Stratasys blog, Twitter, LinkedIn, or Facebook. Stratasys reserves the right to utilize any of the foregoing social media platforms, including the Company’s websites, to share material, non-public information pursuant to the SEC’s Regulation FD. To the extent necessary and mandated by applicable law, Stratasys will also include such information in its public disclosure filings.

Stratasys is a registered trademark and the Stratasys signet is a trademark of Stratasys Ltd. and/or its subsidiaries or affiliates. All other trademarks are the property of their respective owners.

Forward-Looking Statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the actual results of Stratasys Ltd. and its consolidated subsidiaries (“Stratasys”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Stratasys’ actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to those factors and risks described in Item 3.D “Key Information - Risk Factors”, Item 4 “Information on the Company”, and Item 5 “Operating and Financial Review and Prospects” in Stratasys’ Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”), and in other filings by Stratasys with the SEC. These include, but are not limited to: factors relating to the partial tender offer commenced by Nano Dimension Ltd. (“Nano”), including actions taken by Nano in connection with the offer, actions taken by Stratasys or its shareholders in respect of the offer and the effects of the offer on Stratasys’ businesses, or other developments involving Nano, the ultimate outcome of the proposed transaction between Stratasys and Desktop Metal, Inc. (“Desktop Metal”), including the possibility that Stratasys or Desktop Metal shareholders will reject the proposed transaction; the effect of the announcement of the proposed transaction on the ability of Stratasys and Desktop Metal to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; the timing of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; the ability to satisfy closing conditions to the completion of the proposed transaction (including any necessary shareholder approvals); and other risks related to the completion of the proposed transaction and actions related thereto. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Stratasys’ periodic reports and other filings with the SEC, including the risk factors identified in Stratasys’ Annual Reports on Form 20-F and its Form 6-K report that published its results for the quarter ended March 31, 2023, which it furnished to the SEC on May 16, 2023. The forward-looking statements included in this communication are made only as of the date hereof. Stratasys does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Important Additional Information

This communication is not an offer to purchase or a solicitation of an offer to sell the ordinary shares of Stratasys. In response to a tender offer commenced by Nano, Stratasys has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. STRATASYS SHAREHOLDERS ARE ADVISED TO READ STRATASYS’ SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO ANY TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stratasys shareholders may obtain a copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by Stratasys in connection with the tender offer by Nano or one of its affiliates, free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of these documents from Stratasys by directing a request to Stratasys Ltd., 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 7612, Israel, Attn: Yonah Lloyd, VP Investor Relations, or by calling +972-74-745-4029.

Contacts

Investor Relations

Yonah Lloyd

CCO / VP Investor Relations

Yonah.Lloyd@stratasys.com

Morrow Sodali

SSYS@info.morrowsodali.com

(800) 662-5200

(203) 658-9400

U.S. Media

Ed Trissel / Joseph Sala / Kara Brickman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Israel Media

Rosa Coblens

VP Sustainability, Public Relations IL & Global Internal Communications

Rosa.Coblens@stratasys.com

Yael Arnon

Scherf Communications

yaela@scherfcom.com

+972527202703

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